Exhibit 99.1

Ramaco Resources, Inc. Reports Fourth Quarter and Full Year 2021 Financial Results

Company Release – February 24, 2022

●	Quarterly net income was $18.6 million (EPS of $0.42) and Adjusted EBITDA was $31.6 million for the fourth quarter of 2021. Quarterly net income and Adjusted EBITDA were 76% and 66% higher than our previous respective quarterly records. Net income was $39.8 million (EPS of $0.90) and Adjusted EBITDA was $79.0 million for the full-year 2021. Net income and Adjusted EBITDA were 59% and 43% higher than our previous respective annual records.
●	As of December 31, 2021, the Company has booked 1.7 million tons of metallurgical coal for 2022 domestic delivery at $196 per short ton FOB mine, excluding carryover tons from 2021. Based on the midpoint of our cost guidance, these domestic sales translate to estimates of over $130 million of net income[1] or earnings per share of just under $3.00 and almost $185 million of Adjusted EBITDA[1] in 2022.
●	In addition, since year-end, the Company has sold an additional 0.5 million tons of metallurgical coal primarily to export customers at an average FOB mine price of roughly $270 per short ton, based on today’s indices. These contracts are mostly index-linked, with the majority of shipments to be made in the first quarter of 2022. This brings our total currently booked sales to roughly 2.3 million tons. Based on the midpoint of our cost guidance, both the current domestic and committed export sales booked thus far in 2022 translate to estimates of over $195 million of net income[1] or earnings per share of more than $4.40 and $270 million of Adjusted EBITDA[1].
●	Over 1.0 million tons remains open to be sold into export markets currently at near-record pricing. This represents almost 30% of our 2022 production guidance of up to 3.3 million tons at the top end of the range. Our most recent realized pricing on committed sales has been at just under $300 per short ton FOB mine. The cash margin on our most recent coal sales in 2022 is roughly $200 per ton at the midpoint of cost guidance.
●	As previously announced, the Company’s Board of Directors (“Board”) authorized an annual base dividend increase to $20 million from $10 million. This will also result in an increase in the regular quarterly dividend to $5.0 million from $2.5 million. Our first quarter dividend will be paid on March 15, 2022, to shareholders of record on March 1, 2022. The Company indicated that at the end of each calendar year it would review the cash dividend level with an expectation to annually increase the base dividend by 8-10%. Additionally, dependent on prevailing circumstances the Company indicated it will also consider a further return of shareholder capital in the form of a share buyback program.
●	As described in an accompanying release, the Company announced that it has reached an agreement in principle for one of its subsidiaries, Ramaco Development, LLC, to acquire 100% of the equity interests of Ramaco Coal, LLC (“Ramaco Coal”), a private entity owned by affiliates of Yorktown Partners, LLC and certain members of management. The cash purchase price is $65 million with an initial closing payment of $5 million and a deferred two year purchase payment of $60 million, with $20 million plus interest to be paid in quarterly installments in 2022 and $40 million plus interest to be paid in quarterly installments in 2023. Once completed, this acquisition will be immediately accretive to the Company in the form of ongoing royalty savings on a substantial portion of our production.
●	The Company’s Board of Directors previously approved the Elk Creek Preparation Plant expansion project. As part of this expansion, the Company will open 2 new metallurgical mines at Elk Creek between 2022 and 2023 with the intention of sustainably producing over 2.5 million tons per annum at the Elk Creek Complex by the fourth quarter of 2023. The Company anticipates reaching its goal of achieving 4-4.5 million tons of production for the full-year 2024, including the planned increase in production from the Berwind Complex, which includes the recently acquired Amonate reserves.

1 Mine level, before corporate expenses, using current spot pricing for index-linked export sales.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today reported quarterly net income for the three months ended December 31, 2021 of $18.6 million, or $0.42 per diluted share. This was nearly 500% above the net loss of $4.7 million, or $0.11 per diluted share for the three months ended December 31, 2020.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization, and equity-based compensation (“Adjusted EBITDA”) for the three months ended December 31, 2021 was $31.6 million, almost 2,350% higher than the $1.4 million loss of Adjusted EBITDA for the three months ended December 31, 2020. (See “Reconciliation of Non-GAAP Measure” below.)

Key operational and financial metrics are presented below:

Key Metrics
	4Q21		3Q21	Change	4Q20	Change	2021		2020	Change
Total Tons Sold ('000)	535		644	(17)%	541	(1)%	2,286		1,749	31%
Revenue ($mm)	$87.5		$76.4	15%	$51.1	71%	$283.4		$168.9	68%
Cost of Sales ($mm)	$51.6		$54.8	(6)%	$48.7	6%	$195.4		$145.5	34%
Pricing of Company Produced ($/Ton)	$143		$105	36%	$80	79%	$108		$85	27%
Cash Cost of Sales - Company Produced ($/Ton)	$77		$71	8%	$76	1%	$70		$72	(3)%
Cash Margins on Company Produced ($/Ton)	$66		$34	94%	$4	1550%	$38		$13	193%
Net Income (loss) ($mm)	$18.6		$7.0	165%	$(4.7)	493%	$39.8		$(4.9)	910%
Diluted Earnings (loss) per Share	$0.42		$0.16	164%	$(0.11)	476%	$0.90		$(0.12)	879%
Adjusted EBITDA ($mm)	$31.6		$17.8	78%	$(1.4)	2344%	$79.0		$18.5	328%
Capex ($mm)	$11.8	(1)	$9.1	30%	$4.2	179%	$29.5	(1)	$24.8	19%
(1) Excludes Amonate acquisition of $30.1 million.

Fourth Quarter 2021 Summary

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the fourth quarter of 2021, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 519,000 tons, up 33% from the same period of 2020. Elk Creek alone produced 410,000 tons. Overall total sales were 531,000 tons, down slightly from 541,000 tons in the fourth quarter of 2020.

Cash margins on Company produced coal were $66 per ton during the quarter, up 1,550% from the same period of 2020. Pricing of Company produced coal sold was $143 per ton during the quarter, which was 79% higher compared to the fourth quarter of 2020. Company produced annual and quarterly cash mine costs were $70 per ton and $77 per ton, respectively. Quarterly cash mine costs per ton were only 1% higher than for the same period of 2020, despite higher sales-related costs, as well as inflationary pressure on overall costs.

Sequential Quarter Comparison

Total sales volume of 531,000 tons for the quarter was down 18% from the third quarter of 2021. Over 75,000 tons of contracted coal was not delivered in December 2021 due largely to third party rail transportation bottlenecks and was carried over into January 2022. This carryover negatively impacted quarterly Adjusted EBITDA by almost $7 million, which has now been booked in the first quarter of 2022.

Cash margins on Company produced coal nearly doubled to $66 per ton during the quarter from $34 per ton in the third quarter of 2021, due to higher revenue per ton sold. Cash mine costs on Company produced coal were $77 per ton during the quarter compared to $71 per ton in the third quarter of 2021. Higher cash mine costs were due largely to higher sales-related costs, resultant from higher revenue per ton. Specifically, the 8% sequential increase in cash mine costs during the quarter was more than offset by 36% higher revenue per ton during the quarter relative to the third quarter of 2021.

Additional Financial Results

As of December 31, 2021, the Company had liquidity of $61.0 million, consisting of $21.9 million of cash on hand plus $39.1 million of availability under its revolving credit facility. Year-end cash was reduced by the payment of the approximately $30 million for the Amonate acquisition.

Quarterly capital expenditures totaled $11.8 million (excluding the Amonate acquisition), an increase of 30% versus $9.1 million for the third quarter of 2021, principally due to the continued development of the Berwind complex.

The Company’s effective quarterly tax rate was 14%. For the full-year 2021, we recognized an income tax expense of $4.6 million, as compared with income tax benefit of $3.5 million in 2020. Income tax expense for 2021 includes a $2.3 million benefit associated with changes in state income tax regulations for Virginia and West Virginia and a $194,000 benefit for stock-based compensation. Excluding these discrete items, our effective tax rate was 16% for 2021, compared to 20% for 2020. Cash taxes paid for full-year 2021 were less than $10,000.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Year ended December 31,
	December 31,	September 30,	December 31,
In thousands, except per ton amounts	2021	2021	2020	2021	2020

Sales Volume
Company	531	637	515	2,239	1,723
Purchased	3	7	26	47	26
Total	535	644	541	2,286	1,749

Company Production
Elk Creek Mining Complex	410	510	376	1,981	1,548
Berwind Mining Complex (includes Knox Creek)	109	43	15	243	147
Total	519	553	391	2,224	1,695

Company Produced Financial Metrics (a)
Average revenue per ton	$143	$105	$80	$108	$85
Average cash costs of coal sold	77	71	76	70	72
Average cash margin per ton	$66	$34	$4	$38	$13

Elk Creek Financial Metrics (a)
Average revenue per ton	$126	$103	$79	$103	$84
Average cash costs of coal sold	78	67	76	66	70
Average cash margin per ton	$48	$36	$3	$37	$14

Purchased Coal Financial Metrics (a)
Average revenue per ton	$294	$138	$62	$116	$62
Average cash costs of coal sold	126	97	62	88	62
Average cash margin per ton	$168	$41	$—	$28	$—

Capital Expenditures (b)	$11,825	$9,092	$4,238	$29,466	$24,753

(a)	Excludes transportation.
(b)	Excludes Amonate purchase price.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “2021 was a remarkable year for us on many fronts. The year began with the remnants of a post COVID-19 hangover and the hope for a more promising year than 2020…a very low bar indeed. 2021 somewhat surprised us by ending with the strongest performance we have had since we became public. That dramatic growth spurt in the second half of the year has now propelled us into an entirely different dimension as a Company.

In terms of metrics, in 2021 we generated almost 910% more net income and 328% more Adjusted EBITDA than in our previous year. This is particularly impressive considering that by the fall of 2020 roughly 66% of our 2021 tons had already been locked in at lower priced sales contracts to North American steel mills. We managed to continue to keep our cash mine costs low in 2021, averaging roughly $70 per ton mine costs, which we believe to be among the industry’s lowest levels. This was despite headwinds from both increasing sales related costs and general inflationary trends. Importantly, 2021 was also our safest year on record.

Looking ahead, we are now focused on the dual goals of being the only major coal producer to be in the midst of doubling our met coal production by 2024, while at the same time returning substantial capital back to our shareholders. For good measure, we intend to pay for our production increase from internally generated cash flow.

For the full-year 2022, at the midpoint of guidance we are guiding to 3.2 million tons of production. We hope to produce at least 5% more than this projected level. The upper end of our range is a 50% production increase from our 2021 level of 2.2 million tons produced. Importantly, as of today we have locked in roughly 2.3 million tons of total sales for 2022 delivery at an average of $206 per short ton2 FOB mine. This is about 70% of our 2022 production book.

About 1.7 million tons of new non-carryforward business will go to North American steel mills, priced at about $196 per ton FOB mine. The balance of about 500 thousand tons of newly committed primarily export business is at an average price of over $270 per ton FOB mine2. Our most recent booked business has come in at just under $300 per short ton FOB mine with cash margins estimated at roughly $200 per ton.

Over half of our newly booked export business will be delivered in the first quarter of this year. The balance of roughly 1 million unsold tons will be sold throughout the rest of the year. The markets remain strong with current levels for export index-based pricing at $380 per metric ton FOB port for high-vol A coal. Almost all of our high-vol coals have recently been regarded and priced as high-vol A coal. Looking ahead, we see continued strength in the 2022 metallurgical coal markets based on basic demand-supply dynamics and the muted supply response both globally and in the United States. The forward curve has indeed moved higher even this week.

As we sit today, the realized pricing for our overall booked business in 2022 has increased by almost $100 per ton over 20212. Based on the midpoint of our cost guidance, these committed sales currently translate to over $195 million of net income, or more than $4.40 of earnings per share and $270 million of Adjusted EBITDA3. In the short space of time since year-end, we have already created over 4 times the net income and 3 times the Adjusted EBITDA generated for the entire year of 2021.

In 2022, our mine costs are projected to increase, primarily due to higher sales related costs. We estimate to be up roughly $15 per ton above our $70 per ton level in 2021. Frankly, this is a bit of a ‘high class problem’ since that effectively means our average realized sales price has substantially increased. Even with an increase, our base level operating mine costs continue to remain some of the lowest in the industry. With the announced pending acquisition of the Ramaco Coal reserves where we mine, we expect to recognize immediate accretion from both avoided royalty payments and further cost reduction as we move ahead.

In short, we are frankly expecting the strongest year of financial and operational performance since we started. We hope to generate a record amount of earnings and a substantial amount of free cash flow. Since we have no meaningful

2 Using current spot pricing for index-linked export sales.

3 Mine level, before corporate expenses, using current spot pricing for index-linked export sales.

amount of net debt, we intend to deploy that free cash flow by giving increasing amounts of capital back to our shareholders.

There are always debates about the best means to do that. For now, as announced last week we have decided to double the previously announced size of our regular annual base cash dividend to $20 million. Yesterday, this gives us roughly a 3.0% yield on our stock. We expect our next review of the dividend level will be later in the year. As we progress, we hope to annually increase the regular cash dividend by 8-10% per year. Dependent on circumstances and our cash buildup, we may also consider a further return of capital to shareholders in the form of a share buyback program.

Finally, 2021 was a very exceptional year for everyone. I would like to thank all those that contributed, from our hard-working employees and directors, to our loyal shareholders. 2022 has already substantially topped even that and hopes to be remarkably transformational for all our stakeholders. As we look ahead for the year, we see substantial increases in production, generation of record free cash flow and cash buildup, increasing cash return to shareholders, and of course achieving record level of employment in the communities that we proudly serve.”

2022 Guidance

(In thousands, except per ton amounts and percentages)

	2022 Guidance	2021

Company Production
Elk Creek Mining Complex	2,000 - 2,100	1,981
Berwind Mining Complex	700 - 800	181
Knox Creek Mining Complex (a)	300 - 400	62
Total	3,000 - 3,300	2,224

Sales Mix (b)
Metallurgical	2,900 - 3,150	2,197
Steam	100 - 150	89
Total	3,000 - 3,300	2,286

Cost Per Ton
Company Produced	$82 - 90	$70

Other
Capital Expenditures (c)	$65,000 - 85,000	$29,466
Selling, general and administrative expense (d)	$21,000 - 24,000	$16,369
Depreciation and amortization expense	$32,000 - 35,000	$26,205
Interest expense, net	$4,000 - 5,000	$2,556
Effective tax rate (e)	15 - 25%	16%

(a)	Includes Big Creek.
(b)	2022 guidance includes a small amount purchased coal.
(c)	Excludes purchase price of Amonate in 2021.
(d)	Excludes stock-based compensation.
(e)	Normalized, to exclude discreet items.

Committed 2022 Sales Volume as of December 31, 2021(a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.8	$187
Seaborne, fixed priced	0.0	$256
Total, fixed priced	1.8	$188
Indexed priced	0.1
Total committed tons	1.9

(a)	Amounts as of December 31, 2021, and includes a small amount of both purchased coal and thermal coal. Totals may not add due to rounding.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company currently has seven active mines within two mining complexes.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 10:00 AM Eastern Time (ET) on Thursday, February 24, 2022. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (800) 708-4539 domestically or (847) 619-6396 internationally. The Conference ID is 50283535. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/exznfot3.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the anticipated completion of the Acquisition and the timing thereof, the expected benefits of the Acquisition to the Company’s shareholders, and the anticipated benefits and impacts of the Acquisition. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
In thousands, except per share amounts	2021	2020	2021	2020

Revenue	$87,506	$51,146	$283,394	$168,915

Costs and expenses
Cost of sales (exclusive of items shown separately below)	51,645	48,746	195,412	145,503
Asset retirement obligations accretion	154	143	615	570
Depreciation and amortization	7,345	5,310	26,205	20,912
Selling, general and administrative	5,862	5,301	21,629	21,023
Total costs and expenses	65,006	59,500	243,861	188,008

Operating income (loss)	22,500	(8,354)	39,533	(19,093)

Other income	272	470	7,429	11,926
Interest expense, net	(1,137)	(309)	(2,556)	(1,224)
Income before tax	21,635	(8,193)	44,406	(8,391)
Income tax expense (benefit)	2,997	(3,447)	4,647	(3,484)
Net income (loss)	$18,638	$(4,746)	$39,759	$(4,907)

Earnings (loss) per common share
Basic earnings (loss) per share	$0.42	$(0.11)	$0.90	$(0.12)
Diluted earnings (loss) per share	$0.42	$(0.11)	$0.90	$(0.12)

Basic weighted average shares outstanding	44,109	42,717	43,964	42,460
Diluted weighted average shares outstanding	44,674	42,717	44,257	42,460

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except per-share amounts	December 31, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$21,891	$5,300
Accounts receivable	44,453	20,299
Inventories	15,791	11,947
Prepaid expenses and other	4,626	4,953
Total current assets	86,761	42,499
Property, plant and equipment, net	227,077	180,531
Financing lease right-of-use assets, net	9,128	—
Advanced coal royalties	5,576	4,784
Other	491	809
Total Assets	$329,033	$228,623

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$15,346	$11,742
Accrued expenses	19,410	11,591
Asset retirement obligations	489	46
Current portion of long-term debt	7,674	4,872
Current portion of financing lease obligations	3,461	—
Other current liabilities	280	862
Total current liabilities	46,660	29,113
Asset retirement obligations	22,060	15,110
Long-term debt, net	3,339	12,578
Long-term financing lease obligations, net	4,599	—
Senior notes, net	32,363	—
Deferred tax liability, net	6,406	1,762
Other long-term liabilities	2,532	965
Total liabilities	117,959	59,528

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	441	427
Additional paid-in capital	163,566	158,859
Retained earnings	47,067	9,809
Total stockholders' equity	211,074	169,095
Total Liabilities and Stockholders' Equity	$329,033	$228,623

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Years ended December 31,
In thousands	2021	2020
Cash flows from operating activities
Net income (loss)	$39,759	$(4,907)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Accretion of asset retirement obligations	615	570
Depreciation and amortization	26,205	20,912
Amortization of debt issuance costs	214	58
Stock-based compensation	5,260	4,140
Other income - employee retention tax credit	(5,407)	—
Other income - PPP Loan	—	(8,444)
Deferred income taxes	4,644	(3,503)
Changes in operating assets and liabilities:
Accounts receivable	(24,154)	(1,043)
Prepaid expenses and other current assets	5,519	986
Inventories	(3,844)	3,314
Other assets and liabilities	1,124	(1,270)
Accounts payable	(1,820)	2,753
Accrued expenses	5,225	(254)
Net cash from operating activities	53,340	13,312

Cash flow from investing activities:
Purchases of property, plant and equipment	(29,466)	(24,753)
Acquisition of Amonate assets	(30,147)	—
Net cash from investing activities	(59,613)	(24,753)

Cash flows from financing activities
Proceeds from PPP Loan	—	8,444
Proceeds from borrowings	54,368	50,043
Payments of debt issuance cost	(2,356)	—
Repayment of borrowings	(26,300)	(45,598)
Repayments of financed insurance payable	(862)	(1,382)
Repayments of financing leased equipment	(1,942)	—
Restricted stock surrendered for withholding taxes payable	(539)	(221)
Net cash from financing activities	22,369	11,286

Net change in cash and cash equivalents and restricted cash	16,096	(155)
Cash and cash equivalents and restricted cash, beginning of period	6,710	6,865
Cash and cash equivalents and restricted cash, end of period	$22,806	$6,710

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended December 31,		Year ended December 31,
(In thousands)	2021	2020	2021	2020

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$18,638	$(4,746)	$39,759	$(4,907)
Depreciation and amortization	7,345	5,310	26,205	20,912
Interest expense, net	1,137	309	2,556	1,224
Income tax expense (benefit)	2,997	(3,447)	4,647	(3,484)
EBITDA	30,117	(2,574)	73,167	13,745
Stock-based compensation	1,342	1,021	5,260	4,140
Accretion of asset retirement obligations	154	143	615	570
Adjusted EBITDA	$31,613	$(1,410)	$79,042	$18,455

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended December 31, 2021			Three months ended December 31, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$86,515	$991	$87,506	$48,719	$2,427	$51,146
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(10,299)	(45)	(10,344)	(7,389)	(811)	(8,200)
Non-GAAP revenue (FOB mine)	$76,216	$946	$77,162	$41,330	$1,616	$42,946
Tons sold	531	3	535	515	26	541
Revenue per ton sold (FOB mine)	$143	$294	$144	$80	$62	$79

	Three months ended September 30, 2021
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$75,207	$1,170	$76,377
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(8,549)	(209)	(8,758)
Non-GAAP revenue (FOB mine)	$66,658	$961	$67,619
Tons sold	637	7	644
Revenue per ton sold (FOB mine)	$105	$138	$105

	Year ended December 31, 2021			Year ended December 31, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$276,725	$6,669	$283,394	$166,488	$2,427	$168,915
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(33,922)	(1,225)	(35,147)	(20,000)	(811)	(20,811)
Non-GAAP revenue (FOB mine)	$242,803	$5,444	$248,247	$146,488	$1,616	$148,104
Tons sold	2,239	47	2,286	1,723	26	1,749
Revenue per ton sold (FOB mine)	$108	$116	$109	$85	$62	$85

Non-GAAP cash cost per ton

	Three months ended December 31, 2021			Three months ended December 31, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$51,194	$451	$51,645	$46,307	$2,439	$48,746
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(10,308)	(46)	(10,354)	(7,347)	(823)	(8,170)
Non-GAAP cash cost of sales	$40,886	$405	$41,291	$38,960	$1,616	$40,576
Tons sold	531	3	535	515	26	541
Cash cost per ton sold	$77	$126	$77	$76	$62	$75

	Three months ended September 30, 2021
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$53,928	$880	$54,808
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(8,548)	(210)	(8,758)
Non-GAAP cash cost of sales	$45,380	$670	$46,050
Tons sold	637	7	644
Cash cost per ton sold	$71	$97	$72

	Year ended December 31, 2021			Year ended December 31, 2020
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$190,056	$5,356	$195,412	$143,064	$2,439	$145,503
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(33,934)	(1,225)	(35,159)	(19,684)	(823)	(20,507)
Non-GAAP cash cost of sales	$156,122	$4,131	$160,253	$123,380	$1,616	$124,996
Tons sold	2,239	47	2,286	1,723	26	1,749
Cash cost per ton sold	$70	$88	$70	$72	$62	$71

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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